Exhibit 99

30 YEAR BANKING VETERAN JOINS WEST BANK

WEST DES MOINES, IA, July 12, 2010 – West Bank is pleased to announce that Harlee Olafson will join the bank and its parent company, West Bancorporation, Inc., as Chief Risk Officer and a member of the firm’s Executive Management Committee.  Mr. Olafson will oversee risk management of the company, working closely with senior management and department heads throughout the firm on risk strategy and policy.

Olafson brings more than three decades of experience in commercial banking to the assignment, most recently as Area Business Banking Manager for Wells Fargo in Southern, Minnesota.  He has served as Bank President in Mankato, Minnesota as well as Lead President of the Wells Fargo Southern Minnesota Group.

“The Chief Risk Officer function is a critical role for our company, and I'm thrilled that we've attracted someone of Harlee’s caliber and experience to this position,” said Dave Nelson, Chairman and CEO of West Bank.  “He is an excellent addition to our team.”

“Risk is inherent in nearly every aspect of banking,” said West Bank President Brad Winterbottom.  “Harlee’s strong credit background and vast expertise will be invaluable throughout the organization.”

Throughout his career, Olafson’s philosophy has focused on customers and the community.  He has been an active participant in many community organizations, and has served as Chairman of the Mankato Chamber of Commerce, and as Board Member of the Minnesota State University Foundation, South Central College, and the YMCA.

“I am excited to be joining the great team at West Bank,” said Olafson.  “I look forward to getting involved in the community and working with the West Bank team to achieve the bank’s goals.”

A native of North Dakota, Harlee Olafson is a graduate of Valley City State University.  Harlee and his wife Danita will be relocating to the area in the near future.

For more information contact:
Dave Nelson, Chairman and CEO  (515) 222-2308

About West Bancorporation, Inc.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has two full-service offices in Iowa City, one full-service office in Coralville, and eight full-service offices in the greater Des Moines area.